Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-to-Date September
	2015	2014	2015	2014
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$874	$658	$1,912	$1,557
Southern Power	102	64	181	128
Total	976	722	2,093	1,685
Parent Company and Other	(17)	(4)	3	(5)
Net Income–As Reported	$959	$718	$2,096	$1,680

Basic Earnings Per Share	$1.05	$0.80	$2.30	$1.88

Average Shares Outstanding (in millions)	910	898	910	894
End of Period Shares Outstanding (in millions)			909	900

	Three Months Ended September		Year-to-Date September
	2015	2014	2015	2014
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$959	$718	$2,096	$1,680
Estimated Loss on Kemper IGCC	93	258	112	493
AGL acquisition costs	12	—	12	—
Additional MCAR settlement costs	—	—	4	—
Net Income–Excluding Items	$1,064	$976	$2,224	$2,173

Basic Earnings Per Share–Excluding Items	$1.17	$1.09	$2.45	$2.43

Notes
- For the three and nine months ended September 30, 2015 and 2014, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and nine months ended September 30, 2015 and 2014. Similar charges may occur with uncertain frequency.

- Earnings for the three and nine months ended September 30, 2015 include costs related to the proposed acquisition of AGL Resources Inc. Further costs are expected to continue to occur in connection with the completion of the proposed acquisition and related integration.

- Earnings for the nine months ended September 30, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.